Exhibit 3.2

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:08 PM 08/21/2014
FILED 01:08 PM 08/21/2014
SRV 141096255 - 5360548 FILE

Certificate of Amendment to

Thunder Run Acquisition Corporation

Certificate of Incorporation

August 19, 2014

Thunder Run Acquisition Corporation (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law, hereby certifies as follows:

FIRST: As of August 19, 2014, the Corporation had 20,000,000 shares of common stock issued and outstanding.

SECOND: by unanimous consent of the Board of Directors and by written consent of the shareholders, an amendment to the Certificate of Incorporation of the Corporation, as written below, was adopted in accordance with Section 242 of the Delaware General Corporation Law.

THIRD: Article One to the Certificate of Incorporation shall be amended in its entirety to read as follows:

“ARTICLE ONE

Name

The name of the Corporation is Eco Waste Conversion Solutions Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed and attested by its duly authorized officers, on 16th day of July, 2014.

THUNDER RUN ACQUISITION CORPORATION
Attest:
	BY:	/s/ James M. Cassidy
/s/ James M. Cassidy		James M. Cassidy
James M. Cassidy		President
Secretary